UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Consent Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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☐ Preliminary Consent Statement
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☐ Definitive Consent Statement
☒ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

GATEWAY ENERGY CORPORATION
(Name of Registrant as Specified In Its Charter)

GEC HOLDING, LLC FREDERICK M. PEVOW, JR. PERIN GREG DEGEURIN DAVID F. HUFF JOHN O. NIEMANN, JR. PAUL G. VANDERLINDEN, III
(Name of Person(s) Filing Consent Statement, if other than the Registrant)

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April 26, 2010

Via Electronic Mail

Mr. Josh Buterin

365 Kaw Lane East
Lake Quivira, KS 66217

Email:  jbuterin@gmail.com

Members of the Board of Directors of

Gateway Energy Corporation

1415 Louisiana, Suite 4100

Houston, TX 77001

info@Gateway.com

Craig L. Evans

Stinson Morrison Hecker LLP

1201 Walnut, Suite 2900

Kansas City, MO 64106

Email:  cevans@stinson.com

Dear Sirs,

I received the letter from Gateway Energy Corporation’s (“Gateway”) counsel, Stinson Morrison Hecker LLP, dated April 23, 2010, demanding that I terminate my consent solicitation.  The letter alleges misrepresentations and omissions contained in the definitive consent filed by me (the “Consent Statement”) in respect of the solicitation of written consents from the stockholders of Gateway.  Specifically, the letter alleges that the Consent Statement is deficient because (i) of the existence of a February 3, 2010 letter that I wrote to Josh Buterin stating that, if elected to the board of Gateway, I would consider, subject to my fiduciary duties, certain claims of Mr. Buterin’s father against Gateway, (ii) the voting agreements disclosed in the Consent Statement between me and certain significant stockholders of Gateway, including Mr. Buterin, are allegedly invalid and (iii) my beneficial ownership of Gateway common stock is allegedly overstated because some of the shares subject to my voting agreement with Mr. Buterin are apparently beneficially owned by some of Mr. Buterin’s relatives.  As a result of the foregoing alleged misrepresentations, Gateway’s counsel claims that consents that I have received are invalid.

I would like to take this opportunity to respond to the allegations in your letter.  First, the February 3, 2010 letter that I wrote to Josh Buterin to examine his father’s claims is merely a restatement of a director’s obligations under applicable law - i.e., to give due consideration to matters brought before the board of directors in a fiduciary capacity acting in the best interests of all stockholders.  My letter explicitly states that my consideration of these claims and any other claims would be subject to applicable law and my fiduciary duties.  Therefore, my letter is not a special agreement, understanding or arrangement with Mr. Buterin relating to the voting of Gateway’s common stock and need not be disclosed in my filings with the Securities and Exchange Commission.  However, I am happy to provide Gateway stockholders with a copy of the letter and therefore I attach it to this letter for their reference.

Second, the voting agreements that I have entered into with Gateway stockholders, including Mr. Buterin, are valid, binding and enforceable agreements.  I will enforce them before a Delaware court.

Third, Mr. Buterin represented in his voting agreement that he has the power to vote the 2,169,816 shares of Gateway common stock subject to such agreement and I proceeded with the consent solicitation in reliance on such representation.  To the extent that the representation is untrue, I will enforce my rights and seek any damages that Mr. Buterin’s fraudulent misrepresentations might have caused as well.

For the foregoing reasons, the assertions in Gateway counsel’s letter that consents received based on the Consent Statement are invalid are baseless.  Any public assertions to the contrary by Gateway are false and misleading.  In addition, I intend to enforce my voting agreements and reserve my rights against all parties, including Gateway and the members of its board of directors, that attempt to interfere with such agreements. Finally, Gateway should stop squandering valuable corporate resources attempting to invalidate binding and enforceable agreements between Mr. Buterin and myself.

Sincerely,

/s/ Frederick M. Pevow, Jr.

Frederick M. Pevow, Jr.

Mr. Frederick M. Pevow, Jr.
910 Oak Valley Drive
Houston, TX 77024

February 3, 2010

Mr. Josh Buterin

365 Kaw Lane East

Lake Quivera, KS 66217

Dear Josh,

Your deceased father, Mr. John J. Buterin (“Mr. Buterin”) claimed in a proxy statement to appoint directors prior to the 2003 annual shareholders meeting of Gateway Energy Corp. that Gateway owed him $284,126 for the reimbursement of interest and expenses paid on behalf of the company under debt assumed by Mr. Buterin. You told me that your father’s claim might be substantially greater than in the 2003 proxy, as high as $2-3 million in your estimation.

Should I seek appointment to Gateway’s Board of Directors and and should I be appointed to Gateway’s board I will do my best to make sure that Mr. Buterin’s claims (and any other claims) are given due consideration by the board and that his claims are treated fairly. I would seek to have other directors review Mr. Buterin’s claims too and ask them to treat Mr. Buterin’s claims fairly. I would seek to obtain evidence of the claims and review them. Please understand that this statement would be subject to applicable law and my fiduciary duties as a director of Gateway.

Sincerely

Frederick M. Pevow, Jr.

STATE OF TEXAS, HARRIS COUNTY

I, the undersigned, a Notary Public in and for the County and State aforesaid, do hereby certify that Frederick M. Pevow, Jr,. personally known to me to be the same person whose name is subscribed to the foregoing instrument in such capacity appeared before me this day in person and acknowledged that he signed and delivered this letter as his own free and voluntary act, as the free and voluntary act of said limited liability company, for the uses and purposes therein set forth.

Witness my hand and seal this 2nd day of February, 2010.

[Seal]	/s/ Eddie Kreidie
Notary Public
Printed Name: EDDIE KREIDIE
Residing at: Texas
My Commission expires: JAN-21-2013